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                                                                     EXHIBIT 4.2


                      CERTIFICATE OF LIMITED PARTNERSHIP
                                      OF
                   MERRILL LYNCH PREFERRED FUNDING VI, L.P.


         This Certificate of Limited Partnership of Merrill Lynch Preferred Funding VI, L.P. (the "Partnership"), dated as of December 3, 1998, is being duly executed and filed by Merrill Lynch & Co., Inc., a Delaware corporation, as general partner, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act (6 Del. C.ss. 17-101, et seq.).

         (a) Name. The name of the limited partnership formed hereby is Merrill Lynch Preferred Funding VI, L.P.

         (b) Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporate Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

         (c) Registered Agent. The name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporate Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

         (d) General Partner. The name and the business mailing address of the sole general partner of the Partnership is: Merrill Lynch & Co., Inc., a Delaware corporation, World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership as of the date first written above.

                              Merrill Lynch & Co., Inc.,
                              as sole general partner


                              By:    /s/ Theresa Lang
                                     -----------------------------------
                              Name:  Theresa Lang
                              Title: Senior Vice President and Treasurer